EXHIBIT 99.1

RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2017 RESULTS

—	First Quarter Net Revenues Were $1.6 Billion
—	Earnings (Loss) Per Diluted Share Was ($0.27) on a Reported Basis and $1.06 on an Adjusted Basis, Excluding Restructuring and Other Related Charges
—	Operating Income (Loss) Margin Was (2.0%) on a Reported Basis and 8.2% on an Adjusted Basis, Excluding Restructuring and Other Related Charges
—	Company Maintains Its Full Fiscal Year Outlook

NEW YORK--(BUSINESS WIRE)—August 10, 2016-- Ralph Lauren Corporation (NYSE:RL) today reported earnings per diluted share of ($0.27) on a reported basis and $1.06 on an adjusted basis, excluding restructuring, impairment and inventory-related charges in connection with the Company’s restructuring plans, for the first quarter of Fiscal 2017. This compared to earnings per diluted share of $0.73 on a reported basis and $1.09 on an adjusted basis, excluding restructuring and other related charges, for the first quarter of Fiscal 2016.

“I am encouraged by the steps we are taking to refocus on and evolve our core and bring back the entrepreneurial spirit that made this Company great,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “The team has my full support as we start to execute the Way Forward Plan.”

“We have made good initial progress in the execution of our Way Forward Plan,” said Stefan Larsson, President and Chief Executive Officer. “We will continue to balance driving near-term performance with the pursuit of our long-term vision. We have already completed the planned right-sizing of the organization and are well underway in building the leadership team that will have the strength to successfully execute the plan.”

First Quarter Fiscal 2017 Income Statement Review

Net Revenues. For the first quarter of Fiscal 2017, net revenues of $1.6 billion declined 4% compared to the prior year period on both a constant currency and a reported basis. The decline in reported net revenues was in line with the guidance provided in June of a mid-single digit revenue decline. On a reported basis, international net revenue rose 10% in the first quarter, offset by an 11% decline in North America.

—	Wholesale Revenue. In the first quarter of Fiscal 2017, wholesale segment revenue decreased 5% on both a reported and constant currency basis to $607 million, driven by a decline in North America as the U.S. department store channel continued to experience challenging traffic trends, partially offset by an increase in Europe.

•	Retail Revenue. Retail segment revenue decreased 3% on both a reported and constant currency basis to $907 million in the first quarter, driven by a comparable store sales decline that was partially offset by non-comparable store sales growth. Consolidated comparable store sales decreased 6% on a reported basis and 7% in constant currency during the first quarter, primarily due to lower traffic trends.

•	Licensing Revenue. Licensing segment revenue of $38 million in the first quarter decreased 8% on both a reported and constant currency basis.

Gross Profit. Gross profit for the first quarter of Fiscal 2017 was $895 million on a reported basis, including $54 million in non-cash inventory-related charges. On an adjusted basis, gross profit was $949 million and gross profit margin was 61.1%, 130 basis points above last year, excluding non-cash inventory related charges from both periods. This increase was primarily driven by favorable sales mix shifts, lower product costs and an improvement in Asia driven by initiatives to improve quality of sale metrics.

Operating Expenses. Operating expenses in the first quarter of Fiscal 2017 were $926 million on a reported basis, including $105 million in restructuring and other related charges. On an adjusted basis, operating expenses were $821 million and operating expense rate was 52.9%, 180 basis points above last year, excluding restructuring and other related charges from both periods. This increase was due to deleverage of fixed expenses on lower net revenues. Adjusted operating expenses were $828 million in the prior year period.

Operating Income (Loss). Operating loss in the first quarter of Fiscal 2017 was $31 million on a reported basis, including restructuring and other related charges of $159 million. On an adjusted basis, operating income was $128 million and operating margin was 8.2%, 60 basis points below last year, excluding restructuring and other related charges from both periods. This was better than the guidance provided of a 110-160 basis point decline, driven by a more favorable impact of the Company’s inventory management initiatives and product mix. The lower operating margin year-over-year was attributable to fixed expense deleverage on lower net revenues, partially offset by higher gross margin.

—	Wholesale Operating Income. Wholesale operating income in the first quarter of Fiscal 2017 was $133 million on a reported basis, including $11 million in restructuring and other related charges. On an adjusted basis, wholesale operating income in the first quarter was $144 million and wholesale operating margin was 23.7%, up 190 basis points compared to last year.

—	Retail Operating Income. Retail operating income in the first quarter of Fiscal 2017 was $63 million on a reported basis, including $62 million in restructuring and other related charges. On an adjusted basis, retail operating income was $125 million and retail operating margin was 13.8%, up 120 basis points compared to last year.

—	Licensing Operating Income. Licensing operating income of $34 million in the first quarter of Fiscal 2017 decreased 7% compared with the prior year period on both a reported and constant currency basis.

Net Income (Loss) and Diluted EPS. On a reported basis, net loss in the first quarter of Fiscal 2017 was $22 million or $0.27 per diluted share. On an adjusted basis, net income was $90 million, or $1.06 per diluted share, excluding restructuring and other related charges. This compared to adjusted net income of $95 million, or $1.09 per diluted share, for the first quarter of Fiscal 2016.

The Company had an effective tax rate of approximately 33% in the first quarter of Fiscal 2017 on a reported basis. On an adjusted basis, the effective tax rate was approximately 29%, excluding restructuring and other related charges, which compared to an adjusted effective tax rate of 30% in the prior year period.

First Quarter Fiscal 2017 Balance Sheet and Cash Flow Review

The Company ended the first quarter Fiscal 2017 with $1.2 billion in cash and investments, or $533 million in cash and investments net of debt ("net cash"), compared to $1.2 billion in cash and investments and $707 million in net cash at the end of first quarter Fiscal 2016. The first quarter of Fiscal 2017 ended with inventory of $1.2 billion compared to $1.3 billion in the prior year period.

The Company had $78 million in capital expenditures in the first quarter of Fiscal 2017, compared to $68 million in the prior year period.  During the first quarter, the Company paid approximately $100 million related to repurchases of its Class A Common Stock. At the end of the quarter, $200 million remained available for future share repurchases.

Global Retail Store Network

The Company ended the first quarter Fiscal 2017 with 485 directly operated stores, comprised of 132 Ralph Lauren stores, 81 Club Monaco stores and 272 Polo factory stores. The Company also operated 598 concession shop locations worldwide at the end of the first quarter. Compared to the first quarter Fiscal 2016, the Company had 18 net new directly operated stores and 40 net new concession shops at the end of first quarter Fiscal 2017.

In addition to Company-operated locations, international licensing partners operated 96 Ralph Lauren stores and 17 dedicated shops, as well as 134 Club Monaco stores and shops at the end of the first quarter of Fiscal 2017.

Second Quarter and Full Year Fiscal 2017 Outlook

In the second quarter of Fiscal 2017, the Company expects consolidated net revenues to be down mid-to-high single digits on a reported basis. Based on current exchange rates, foreign currency will have minimal impact on revenue growth in the second quarter. Operating margin for the second quarter of Fiscal 2017 is expected to be 200-250 basis points below the comparable prior year period. Initiatives under the Way Forward Plan are expected to have a greater impact in the second half of Fiscal 2017 than the second quarter. The second quarter tax rate is estimated at 29%.

For Fiscal 2017, the Company continues to expect consolidated net revenues to decrease at a low-double digit rate due to a proactive pullback in inventory receipts, store closures, pricing harmonization and other quality of sale initiatives, combined with the weak retail traffic and a highly promotional environment in the U.S. Based on current exchange rates, foreign currency will have minimal impact on revenue growth in Fiscal 2017.

The Company continues to expect operating margin for Fiscal 2017 to be approximately 10%, as cost savings are expected to be offset by growth in new store expenses, unfavorable foreign currency impacts, infrastructure investments and fixed expense deleverage. The Fiscal 2017 tax rate is estimated to be approximately 29%.

Second quarter and full year Fiscal 2017 guidance excludes restructuring, impairment and inventory-related charges in connection with the Company’s Way Forward Plan.

Fiscal 2017 Restructuring Activities

The Company expects its Fiscal 2017 restructuring activities to result in approximately $180-$220 million of annualized expense savings related to its initiatives to streamline the organizational structure and right-size its cost structure and real estate portfolio. This is in addition to the $125 million of annualized cost savings associated with the Company’s Fiscal 2016 restructuring activities.

The Company expects to incur restructuring charges of up to $400 million as a result of the Fiscal 2017 restructuring activities and up to a $150 million inventory charge associated with the Company's Way Forward Plan. These charges are expected to be substantially realized by the end of Fiscal 2017. In the first quarter of Fiscal 2017, the Company recorded $104 million in restructuring and related impairment charges and $50 million in inventory charges.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 10th, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter Fiscal 2017 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, August 10, 2016 through 6:00 P.M. Eastern, Wednesday, August 17, 2016 by dialing 402-998-1683 and entering passcode 9612.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a global leader in the design, marketing, and distribution of premium lifestyle products, including apparel, accessories, home furnishings, and other licensed product categories. RLC's long-standing reputation and distinctive image have been consistently developed across an expanding number of products, brands, sales channels, and international markets. RLC's brand names include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Denim & Supply Ralph Lauren, Chaps, and Club Monaco, among others.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Second Quarter and Full Year Fiscal 2017 Outlook,” and “Fiscal 2017 Restructuring Activities” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our Way Forward Plan and long-term growth strategy, which entails evolving our operating model to enable sustainable, profitable sales growth by significantly reducing supply chain lead times, employing best-in class sourcing, and capitalizing on our repositioning initiatives in certain brands, regions, and merchandise categories; our ability to achieve anticipated operating enhancements and/or cost reductions from our restructuring plans, which could include the potential sale, discontinuance, or consolidation of certain of our brands; the impact to our business resulting from potential costs and obligations related to the early termination of our long-term, non-cancellable leases; our efforts to improve the efficiency of our distribution system and to continue to enhance, upgrade, and/or transition our global information technology systems and our global e-commerce platform; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective, and risks associated with increases in the costs of raw materials, transportation, and labor; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact to our business resulting from the United Kingdom's referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact of the volatile state of the global economy, stock markets, and other global economic conditions on us, our customers, our suppliers, and our vendors and on our ability and their ability to access sources of liquidity; the impact to our business resulting from changes in consumers’ ability or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, and consolidations, liquidations, restructurings, and other ownership changes in the retail industry; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our international operations are subject to and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; changes in our tax obligations and effective tax rates; changes in the business of, and our relationships with, major department store customers and licensing partners; our intention to introduce new products or enter into or renew alliances and exclusive relationships; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock; our ability to open new retail stores, concession shops, and e-commerce sites in an effort to expand our direct-to-consumer presence; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend rate differs from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	July 2,	April 2,	June 27,
	2016	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$457	$456	$490
Short-term investments	619	629	661
Accounts receivable, net of allowances	338	517	390
Inventories	1,242	1,125	1,270
Income tax receivable	60	58	69
Deferred tax assets	-	-	146
Prepaid expenses and other current assets	286	268	278
Total current assets	3,002	3,053	3,304

Property and equipment, net	1,565	1,583	1,419
Deferred tax assets	116	119	50
Goodwill	930	918	901
Intangible assets, net	240	244	260
Other non-current assets (a)	265	296	134
Total assets	$6,118	$6,213	$6,068

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$90	$116	$155
Accounts payable	192	151	207
Income tax payable	22	33	35
Accrued expenses and other current liabilities	992	898	832
Total current liabilities	1,296	1,198	1,229

Long-term debt	602	597	297
Non-current liability for unrecognized tax benefits	77	81	102
Other non-current liabilities	577	593	633
Total liabilities	2,552	2,469	2,261

Equity:
Common stock	1	1	1
Additional paid-in-capital	2,259	2,258	2,170
Retained earnings	5,952	6,015	5,808
Treasury stock, Class A, at cost	(4,454)	(4,349)	(4,018)
Accumulated other comprehensive loss	(192)	(181)	(154)
Total equity	3,566	3,744	3,807
Total liabilities and equity	$6,118	$6,213	$6,068

Net Cash (incl. LT Investments)	533	559	707
Cash & Investments (ST & LT)	1,225	1,272	1,159
Net Cash (excl. LT Investments)	384	372	699
Cash & ST Investments	1,076	1,085	1,151
(a) Includes non-current investments of:	$149	$187	$8

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	July 2,	June 27,
	2016	2015

Wholesale net sales	$607	$642
Retail net sales	907	935
Net sales	1,514	1,577
Licensing revenue	38	41
Net revenues	1,552	1,618
Cost of goods sold(a)	(657)	(652)
Gross profit	895	966
Selling, general, and administrative expenses(a)	(815)	(822)
Amortization of intangible assets	(6)	(6)
Impairment of assets	(19)	(8)
Restructuring charges	(86)	(34)
Total other operating expenses, net	(926)	(870)
Operating income (loss)	(31)	96
Foreign currency gains (losses)	2	(1)
Interest expense	(3)	(4)
Interest and other income, net	1	2
Equity in losses of equity-method investees	(2)	(3)
Income (loss) before income taxes	(33)	90
Income tax benefit (provision)	11	(26)
Net income (loss)	$(22)	$64
Net income (loss) per share - Basic	$(0.27)	$0.74
Net income (loss) per share - Diluted	$(0.27)	$0.73
Weighted average shares outstanding - Basic	83.3	86.5
Weighted average shares outstanding - Diluted	83.3	87.5
Dividends declared per share	$0.50	$0.50
(a) Includes total depreciation expense of:	$(72)	$(68)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income (loss) for the periods ended July 2, 2016 and June 27, 2015 for each segment were as follows:

	Three Months Ended
	July 2,	June 27,
	2016	2015

Net revenues:
Wholesale	$607	$642
Retail	907	935
Licensing	38	41
Total net revenues	$1,552	$1,618

Operating income (loss):
Wholesale	$133	$137
Retail	63	110
Licensing	34	36
	230	283

Unallocated corporate expenses	(175)	(153)
Unallocated restructuring charges	(86)	(34)
Total operating income (loss)	$(31)	$96

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended July 2, 2016 % Change
	As Reported	Constant Currency
Total Ralph Lauren	(6%)	(7%)

Operating Segment Data

	Three Months Ended		% Change
	July 2, 2016	June 27, 2015	As Reported	Constant Currency
Wholesale net sales	$607	$642	(5.4%)	(5.1%)
Retail net sales	907	935	(3.0%)	(3.4%)
Net sales	1,514	1,577	(4.0%)	(4.1%)
Licensing revenue	38	41	(8.3%)	(8.5%)
Net revenues	$1,552	$1,618	(4.1%)	(4.2%)

RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	July 2, 2016

	As Reported	Total Adjustments (a)	As Adjusted
Net revenues	$1,552	$-	$1,552
Gross profit	895	54	949
Gross profit margin	57.6%		61.1%
Total other operating expenses, net	(926)	105	(821)
Operating expense margin	59.6%		52.9%
Operating income (loss)	(31)	159	128
Operating margin	(2.0%)		8.2%
Income (loss) before income taxes	(33)	159	126
Income tax benefit (provision)	11	(47)	(36)
Effective tax rate	32.8%		28.9%
Net income (loss)	$(22)	$112	$90
Net income (loss) per diluted share	$(0.27)		$1.06
Weighted average shares outstanding - Basic	83.3		83.3
Weighted average shares outstanding - Diluted	83.3		84.3
SEGMENT INFORMATION - OPERATING INCOME/(LOSS):
Wholesale	$133	$11	$144
Operating margin	21.9%		23.7%
Retail	63	62	125
Operating margin	6.9%		13.8%
Licensing	34	-	34
Operating margin	89.6%		89.6%
Unallocated corporate expenses and restructuring charges, net	(261)	86	(175)
Total operating income (loss)	$(31)	$159	$128

(a)
Adjustments include Restructuring Charges, Asset Impairment Charges, and Inventory-related Charges recorded in connection with our restructuring plans. Inventory-related charges are recorded within cost of goods sold in the unaudited interim consolidated statements of operations.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to charges recorded in connection with the Company’s restructuring plans. Included in this earnings release is a reconciliation between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
Ryan Lally, 212-318-7116